Exhibit 99.1

Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code

I, Charles T. Fote, the Chief Executive Officer of First Data Corporation, certify that (i) the Annual Report on Form 11-K for the Western Union Retirement Savings Plan for Bargaining Unit Employees for the year ended December 31, 2002, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in the Annual Report on Form 11-K for the Plan for the year ended December 31, 2002, fairly presents, in all material respects, the financial condition and results of operations of the Plan.

A signed original of this written statement has been provided to First Data Corporation and will be retained by First Data Corporation and furnished to the Securities and Exchange Commission or its staff upon request.

/s/ Charles T. Fote
Charles T. Fote June 27, 2003